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                                    EXHIBIT 4

                  THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT

         This Third Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R.G. Barry Corporation, as borrower (the "Borrower"), as of the 15th day of September, 2003, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 27th day of December, 2002 (the "Credit Agreement").

         Whereas, the Borrower and the Bank have agreed to the deletion of the financial covenant contained in Section 9.13 of the Credit Agreement; and

         Whereas, the Borrower and the Bank have agreed to the substitution of a replacement financial covenant for the covenant contained in Section 9.13;

         Now, therefore, the parties agree that the Credit Agreement is hereby amended as follows:

         1. The covenant contained in Section 9.13 of the Credit Agreement is deleted, effective on the date of this Amendment. In substitution for the deleted covenant, the following covenant is added, with the new covenant to be first effective as of and for the year ending January 3, 2004:

         Net Income. Permit Consolidated Net Income for any fiscal year, beginning with the fiscal year ending on January 3, 2004, to be less than $1.00. For the purpose of the calculations required by this
         Section 9.13, "Consolidated Net Income" shall not include the loss incurred by the Borrower in connection with the sale of certain of the assets of its subsidiary, Vesture Corporation, nor any of the operating losses of Vesture Corporation prior to such sale.

         2. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

         3. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

         4. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.



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         5. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory note executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.

         6. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment constitutes a valid and legally binding obligation upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

         7. This Amendment shall become effective only upon the execution hereof by both the Borrower and the Bank. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all such counterparts when taken together shall constitute one and the same document.

         8. Except as otherwise specifically provided herein, the capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

         IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 15th day of September, 2003.


                                        R. G. BARRY CORPORATION


                                        By: /s/ Michael Krasnoff
                                            ------------------------------------
                                            Michael S. Krasnoff, Vice President


                                        THE HUNTINGTON NATIONAL BANK


                                        By: /s/ Bud Ward, Senior Vice President
                                            ------------------------------------
                                            Bud Ward, Senior Vice President




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